Nobel Learning Communities, Inc. Reports Fourth Quarter and Fiscal 2010 Financial Results

Fourth Quarter Revenue Increases 11% to a Quarterly Record $63 million while Adjusted EBITDA Rises 8% to $5.8 million

Fourth Consecutive Year of Record Annual Revenue

Full Year Adjusted EBITDA of $18.2 million

WEST CHESTER, Pa., Sept. 16 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, middle schools and a global online K-12 college prep distance learning school, today reported results for the fourth quarter (fourteen weeks) and fiscal year 2010 (fifty-three weeks) ended July 3, 2010.

Revenues for the fiscal 2010 fourth quarter were $62.6 million, up 11% from fiscal 2009 fourth quarter revenues of $56.4 million and up 6.1% on a thirteen week basis compared to the fourth quarter of fiscal 2009.  The improved trend in sequential comparable school revenues was sustained for the third consecutive quarter, with comparable school revenue declining just 1.8% in the fourth quarter, after declining 3.9% in the third quarter, 4.8% in the second quarter, and 5.8% in the first quarter of fiscal 2010.   As a key metric, comparable school revenues are always reported on a thirteen or fifty-two week basis.  In the fourth quarter, adjusted EBITDA* increased 8% to $5.8 million as gross margins improved 280 basis points to 14.3% in the quarter compared to adjusted EBITDA of $5.3 million and gross margin of 11.5% in the fourth quarter of 2009.  Net income for the fourth quarter of 2010 was $1.1 million, or $0.11 per fully diluted share, up compared to $466,000, or $0.04 per fully diluted share, in the fourth quarter of fiscal 2009.

As of the date of this release, the recent trend in comparable school revenue for September, the first full month in our back to school season, continues to improve.  While there can be no assurance that this trend will continue, and while fiscal 2011 back-to-school season will not be complete until the end of October, current trends suggest that we will begin the new school year with positive comparable school revenues.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "Fourth quarter results are a strong finish to a year in which our hard work was rewarded with steadily improving enrollment trends.  Acquisitions and new schools drove fourth quarter revenues to a quarterly record, lifting full year revenues to record levels for the fourth consecutive year, before considering the further revenue benefit from an extra week in each respective period.  Despite the challenges of a weak economy and rising unemployment, we generated adjusted EBITDA* of $5.8 million in the quarter and $18.2 million for the year, which we invested in strengthening our curriculum, enhancing our assessment programs and educational delivery technologies and expanding into the rapidly growing online and international markets.   Nobel Learning's strategy is to provide a differentiated school model that offers students personalized learning opportunities in a 21st century educational environment.  The improvement in enrollment trends experienced over the course of the year clearly demonstrates that students and parents alike increasingly recognize that our unique educational model provides superior value."

FULL YEAR 2010 RESULTS

Fiscal 2010 revenues, which included fifty-three weeks compared to fifty-two weeks for fiscal 2009, were $232.0 million, up 5.4% from $220.1 million for fiscal 2009.  On a fifty-two week basis fiscal 2010 revenue growth was 4.2% compared to fiscal 2009.   Adjusted EBITDA* for fiscal 2010 was $18.2 million, compared to $21.3 million in fiscal 2009.  Net income was $1.9 million, or $0.18 per diluted share, for fiscal 2010, compared to $4.6 million or $0.43 per diluted share for fiscal 2009.

Comparable school revenues were down 4.3% for fiscal 2010 due to an approximately 7.0% decline in average enrollments.  This compares to comparable school revenues that were down 1.2% for fiscal 2009 as compared to fiscal 2008, due to a 4.7% decline in average enrollments.

General and administrative expenses increased 22.5% in fiscal 2010 compared to 2009.  The increase was primarily attributable to the addition of $4.2 million of Laurel Springs School overhead.

Looking ahead to Fiscal 2011

Mr. Bernstein concluded, "Entering the new school year, recent enrollment trends are an encouraging sign that we are succeeding in restoring organic growth.  In addition, the growth initiatives implemented over the past year have created opportunities in large, adjacent markets and in new geographies where we can effectively leverage our strong educational platform.  From the recent opening of a pre-school in Saudi Arabia, which is the first to license our curriculum, to new partnerships in Korea and China, we have established a nascent path to international growth.  With Laurel Springs School, our distance learning and online college prep school, we now have a scalable model to accelerate our growth in a rapidly expanding market where capital expenditure requirements remain modest.   We also enter this school year from a position of financial strength to support our growth aspirations.  We believe that the continued investment in our educational programs during a difficult fiscal 2010 has accelerated our educational progress and further differentiated and distinguished our high value educational programs.   From this strong foundation we believe we are winning in the marketplace and building value for our stockholders."

*Adjusted EBITDA is a non-GAAP measure that excludes certain items detailed later in this press release under the heading "Reconciliation of Non-GAAP Financial Measures."

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Preschool and K+ schools and a global K-12 distance learning and online school. Nobel Learning is dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock.  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. Adjusted EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Condensed Consolidated Statements of Operations
For the Fourteen and Fifty Three Weeks Ended July 3, 2010
For the Thirteen and Fifty Two Weeks Ended June 27, 2009
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	Fourteen Weeks July 3, 2010	Thirteen Weeks June 27, 2009	Fifty Three Weeks July 3, 2010	Fifty Two Weeks June 27, 2009

Revenues	$ 62,631	$ 56,410	$ 232,035	$ 220,103
Gross profit	8,969	6,501	28,896	28,984
General and administrative expenses	6,334	4,728	22,938	18,726
Operating income	2,635	1,773	5,958	10,258
Interest expense	494	222	1,571	981
Other income	(7)	(13)	(30)	(78)
Income from continuing operations before income taxes	2,148	1,564	4,417	9,355
Income tax expense	836	605	1,711	3,622
Income from continuing operations	1,312	959	2,706	5,733
Income (loss) from discontinued operations, net of income tax effect	(184)	(493)	(834)	(1,169)
Net income	$ 1,128	$ 466	$ 1,872	$ 4,564

Weighted average diluted common shares outstanding:	10,645	10,699	10,619	10,701

Income from continuing operations	$ 0.12	$ 0.09	$ 0.25	$ 0.54
Income (Loss) from discontinued operations	(0.02)	(0.05)	(0.08)	(0.11)
Net income per diluted share (may not sum due to rounding)	$ 0.11	$ 0.04	$ 0.18	$ 0.43

Reconciliation of Non-GAAP Financial Measures

	Fourteen Weeks July 3, 2010	Thirteen Weeks June 27, 2009	Fifty Three Weeks July 3, 2010	Fifty Two Weeks June 27, 2009

Net Income	$ 1,128	$ 466	$ 1,872	$ 4,564
Interest expense	494	222	1,571	981
Tax expense	836	605	1,711	3,622
Depreciation and amortization expense	2,469	3,087	9,969	9,667
EBITDA	$ 4,927	$ 4,380	$ 15,123	$ 18,834
Net loss from discontinued operations	184	493	834	1,169
Stock compensation expense	273	241	1,107	1,012
DOJ litigation costs	391	224	967	277
Non-capitalizable transaction costs from acquisitions	3	-	207	-
Adjusted EBITDA	$ 5,778	$ 5,338	$ 18,238	$ 21,292

	As of
Selected Balance Sheet data:	July 3, 2010	June 27, 2009

Cash and cash equivalents	$ 1,606	$ 786
Property and equipment, net	29,044	28,750
Goodwill and intangible assets, net	91,337	78,214
Deferred revenue	15,756	14,526
Total debt	21,500	13,525
Stockholder's equity	$ 71,980	$ 68,886

Number of schools	184	180

NLCI-G

NLCI-F

CONTACT:  Tom Frank, Chief Financial Officer, Nobel Learning Communities, Inc., +1-484-947-2000